EXHIBIT 99.1

For Immediate Release	Contact: James F. Arneson
President
253.441.4000

Venture Financial Group Announces Third Quarter Results

DuPont, Wash., November 19, 2008 – Venture Financial Group, Inc. (“Venture” or “the Company”), parent company of Venture Bank (www.venture-bank.com) today announced for the nine months ended September 30, 2008, a net loss of $22.8 million, compared to net income of $9.6 million for the nine months ended September 30, 2007. For the three months ended September 30, 2008, our net loss was $27.7 million as compared to net income of $3.2 million for the three months ended September 30, 2007.

Two primary factors contributed to the quarterly and year to date net loss. As previously announced, the Company incurred a loss during the quarter due to the government takeover of Freddie Mac and Fannie Mae. The after-tax impairment charge recognized during the quarter on the preferred shares owned by the Company amounted to $26.1 million. Additionally, management increased the provision for loan losses this quarter over the third quarter of 2007 by approximately $10.0 million or $6.5 million after tax. A non-GAAP comparison of the Company’s financial results without these two items follows:

	Three months ended		Nine months ended
	September 30,		September 30,
Thousands	2008	2007	2008	2007

Net income (loss) as reported	$(27,740)	$ 3,197	$(22,805)	$ 9,561
Impairment charge – net of 35% tax rate	26,100	-	26,100	-
Additional loan loss provision – net of 35% tax rate	6,500	-	6,500	-
*Net income (as adjusted) before the above	$ 4,860	$ 3,197	$ 9,795	$ 9,561

*Net income (as adjusted) for the periods shown are non-GAAP (Generally Accepted Accounting Principles) financial measures derived by adjusting the Company's GAAP earnings for the negative impact of third quarter impairment charges of approximately $26.1 million, after tax and the additional loan loss provision of approximately $6.5 million, after tax. Management uses this non-GAAP information internally and has disclosed it to investors based on its belief that the information provides additional, valuable information relating to its operating performance as compared to prior periods.

As a result of the extra expenses above, the Company reduced certain overhead expenses in the quarter. Certain benefit plans expenses such as the Supplemental Executive Retirement Plan (SERP) benefits were reversed back to December 31, 2006. Directors and certain officers also voluntarily forfeited unvested stock options which reduced expenses in the third quarter and year to date. Director fees were eliminated beginning in September. Management incentive accruals for the year were reversed in the third quarter. The quarterly salaries and benefits expense was reduced also by the staff reductions that were implemented in the second and third quarters of 2008.

At September 30, 2008, total assets increased to $1.168 billion, an increase of 2.82% or $32.0 million compared to $1.136 billion in total assets at September 30, 2007. Total assets remained steady from December 31, 2007 at $1.183 billion.

Total gross loans including loans held for sale at September 30, 2008 were $792.3 million which was an increase of 4.8% or $36.4 million from $755.9 million at September 30, 2007 and an increase of 1.18% or $9.2 million as compared to $783.1 million in total loans at December 31, 2007.

The ratio of allowance for credit losses to nonperforming loans was 35.64%, 352.10% and 517.0% at September 30, 2008, December 31, 2007 and September 30, 2007, respectively. Net charge-offs for the three months ended September 30, 2008 and September 30, 2007 were $4.5 million and $26 thousand, respectively. Net charge-offs for the nine months ended September 30, 2008 and September 30, 2007 were $7.0 million and $626 thousand, respectively.

Total deposits at September 30, 2008 were $999.0 million which was an increase of $144.3 million or 16.9% from $854.7 million at September 30, 2007 and an increase of 19.34% or $161.9 million as compared to $837.1 million at December 31, 2007. The increase in deposits represents a shift in the funding mix by increasing brokered deposits by $213.2 million from September 30, 2007 to September 30, 2008 and increasing brokered deposits by $248.9 from December 31, 2007. The brokered deposits were used to reduce borrowings and replace higher cost retail deposits.

On July 16, 2008, the Board of Directors declared the thirty eighth consecutive quarterly cash dividend, payable on August 8, 2008. The dividend of eight and a half cents per share was payable to all shareholders of record as of July 28, 2008. Subsequent to this dividend, the Board of Directors has suspended future dividends to shareholders in order to conserve capital.

Operating Results

Net Interest Income

Total net interest income decreased $100 thousand or 1.0% to $10.1 million for the three months ended September 30, 2008 compared to $10.2 million for the three months ended September 30, 2007. Net interest margin for the three months ended September 30, 2008 decreased to 3.70% versus 3.99% for the three months ended September 30, 2007. After a rapid series of rate cuts by the Federal Reserve through April 30, 2008, the Federal Reserve decided to hold rates steady during the balance of the second and third quarters. The primary factors that decreased net interest margin were higher costs of retail deposits, reversing accrued dividends on the Fannie Mae and Freddie Mac preferred stock and increase in our non-accrual loans.

Total net interest income increased $2.3 million or 7.8% to $31.9 million for the nine months ended September 30, 2008 compared to $29.6 million for the nine months ended September 30, 2007. Net interest margin for the nine months ended September 30, 2008 was 3.89% versus 4.07% for the nine months ended September 30, 2007. The increase in net interest income for the nine months ended September 30, 2008 compared to the same period in 2007 was due primarily to an increase in our interest earning assets. The decrease in net interest margin was the result of the rapid reductions in the Federal Funds Target Rate. The prime rate decreased 275 basis points from September 18, 2007 through April 30, 2008. The published prime rate is used as a base index on many of our loan products and therefore our loans tied to prime re-priced 275 basis points lower during that time period. Loans that have floors would not have adjusted as far. Deposits and other borrowings however did not re-price as quickly or in the same magnitude as our loan portfolio, which is partially due to competitors maintaining deposit rates at historically higher levels to attract deposits for liquidity purposes.

Provision for Credit Losses

The provision for credit losses was $10.4 million for the three months ended September 30, 2008 compared to $375 thousand for the same period last year. The provision for the nine months ended September 30, 2008 was $15.3 million as compared to $1.1 million for the same period last year. The increase in the provision is the amount management believes is required to maintain the allowance for credit losses at a level that is adequate to absorb estimated loan losses inherent in the loan portfolio.

Non-performing loans increased $50.7 million from $3.1 million at December 31, 2007 to $53.8 million at September 30, 2008 and $1.8 million at September 30, 2007. Management regularly reviews loans to ensure timely identification of any problem loans as well as any potential or specific losses, and begins collection efforts quickly. Additionally, management assesses current market conditions and when necessary obtains new appraisals to ensure loan to value ratios remain within Bank policy and loans are appropriately reserved for.

Non-Interest Income

Total non-interest income increased to $4.0 million for the three months ended September 30, 2008 compared to $3.1 million for the same period ended September 30, 2007, an increase of 29.0% or $900 thousand. The major components of non-interest income include saleable mortgage loan fee income, service charge income, gains and losses on sales of securities and other income. Income from mortgage origination fees and net gains on sales of mortgage loans increased to $1.0 million for the three months ended September 30, 2008 as compared to $376 thousand for the same period ended September 30, 2007 due to the expansion of the mortgage department. Service charge income increased to $1.1 million for the three months ended September 30, 2008 as compared to $1.0 million for the same period ended September 30, 2007. We incurred a net loss on sale of securities of $489 thousand for the three months ended September 30, 2008 as compared to zero for the same period ended September 30, 2007. Other non-interest income increased slightly to $879 thousand for the third quarter of 2008, compared to $873 thousand for the third quarter of 2007.

Non-interest income for the nine months ending September 30, 2008 was $11.4 million compared to $7.9 million for the same period in 2007, an increase of 44.3% or $3.5 million. The largest factor for the change is the increase in origination fees and net gains on sales of loans of $2.3 million or 191.7% to $3.5 million for the nine months ended September 30, 2008 compared to $1.2 million for the same period ended September 30, 2007. We incurred a net gain on sale of securities of $290 thousand for the nine months ended September 30, 2008 compared to a net gain of $139 thousand for the same period ended September 30, 2007. The change in market value of junior subordinated debentures issued by the Company increased to a $2.0 million gain from a $1.0 million gain for the nine months ended September 30, 2008 and 2007, respectively.

Non-Interest Expense

Total non-interest expense increased $38.5 million or 469.5% to $46.7 million for the three months ended September 30, 2008 from $8.2 million for the three months ended September 30, 2007. Salaries and benefits decreased $1.7 million or 38.6% for the three months ended September 30, 2008 to $2.7 million from $4.4 million for the three months ended September 30, 2007. This was due in large part to the result of the Company cutting costs to help offset the decrease in earnings. In the third quarter of 2008 the executive officers and directors as well as a portion of the management team elected to forfeit their unvested outstanding options to reduce expenses on behalf of the Company. The result of the forfeit of unvested options outstanding was to reduce the compensation cost that had been previously charged to income on all unvested outstanding options in the amount of $392 thousand. Also in the third quarter of 2008 the Company determined that the Executive Supplemental Retirement Plan, which requires the Company to meet certain performance ratios, should be suspended. No participant of the Supplemental Executive Retirement Plan has accrued any benefits since 2006 and is not expected to accrue any additional benefits in the foreseeable future. As a consequence, the Plan is now a frozen defined benefit plan effective December 31, 2006 and $854 thousand in previously recognized unfunded obligations have been reversed in the current period. The Board of Directors has elected to suspend all directors’ fees to also contribute to the decrease in other non-interest expense. Additionally, a reduction in force occurred during the second and third quarters of 2008.

Other non-interest expense increased $40.1 million or 1670.8% to $42.5 million for the three months ended September 30, 2008 from $2.4 million for the three months ended September 30, 2007. The largest component of the non-interest expense increase was related to the $40.1 million ‘other than temporary’ impairment charge related to the Company’s investments in Fannie Mae and Freddie Mac perpetual preferred stock which was the direct result of the U.S. Government placing the Fannie Mae and Freddie Mac into conservatorship.

Total non-interest expense increased $41.4 million or 184.0% to $63.9 million for the nine months ended September 30, 2008 from $22.5 million for the nine months ended September 30, 2007. The increase in non-interest expense is attributable mainly to the increase in other non-interest expense of $40.6 million. This increase is due primarily to the ‘other than temporary’ impairment charge related to the Company’s investments in Fannie Mae and Freddie Mac perpetual preferred stock.

About Venture Financial Group

Venture Financial Group, through its wholly owned subsidiary Venture Bank, has 19 full-service financial centers and 1 loan production office located primarily along the Interstate 5 corridor in the Puget Sound region of western Washington. Venture Bank offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services. Further information about Venture Bank may be found at www.venture-bank.com.

Note Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. We make forward looking statements in this press release regarding risk mitigation and cost restructuring, credit quality and economic conditions. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except share and per share amounts)

ASSETS

	September 30,	December 31,	September 30,
	2008	2007	2007
	(unaudited)	(audited)	(unaudited)

Cash and due from banks	$19,372	$17,719	$18,491
Interest bearing deposits in other banks	6	6	470

Total cash and cash equivalents	19,378	17,725	18,961

Federal funds sold	18,230	-	-
Securities available-for-sale	228,860	280,177	271,005
Securities held-to-maturity	-	16,800	10,000
Investment in trusts	682	682	682
FHLB Stock and TIB Stock	7,166	4,590	4,590
Loans held-for-sale	10,545	17,389	4,178

Loans	781,745	765,728	751,801
Allowance for credit losses	(19,170)	(10,975)	(9,416)

Net loans	762,575	754,753	742,385

Premises and equipment, net	34,146	33,337	32,203
Foreclosed real estate	3,858	68	68
Accrued interest receivable	3,806	4,862	4,639
Cash surrender value of bank owned life insurance	21,096	20,344	20,140
Goodwill	24,202	24,202	24,903
Other intangible assets	463	678	749
Other assets	32,926	7,636	5,276

Total assets	$1,167,933	$1,183,243	$1,139,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing checking	$102,856	$103,721	$105,105
NOW, Savings and MMDA	257,057	379,629	370,220
Time certificates of deposit	639,114	353,774	379,362

Total deposits	999,027	837,124	854,687

Federal funds purchased	-	-	28,130
Securities sold under agreements to repurchase	22,787	28,282	31,394
Other borrowings	58,060	195,758	105,066
Junior subordinated debentures at fair value	19,736	21,766	21,994
Accrued interest payable	1,704	1,990	1,803
Other liabilities	6,949	9,566	8,715

Total liabilities	1,108,263	1,094,486	1,051,789

SHAREHOLDERS' EQUITY
Common stock (no par value); 30,000,000 shares authorized, shares
issued and outstanding: September 30, 2008 – 7,385,687;	38,537	36,507	36,068
December 31, 2007 -7,221,787; September 30, 2007 – 7,214,237
Retained earnings	33,911	58,798	57,213
Advance to KSOP	-	-	(634)
Accumulated other comprehensive loss	(12,778)	(6,548)	(4,657)

Total shareholders' equity	59,670	88,757	87,990

Total liabilities and shareholders' equity	$1,167,933	$1,183,243	$1,139,779

VENTURE FINANCIAL GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts; unaudited)

		Three months ended	Nine months ended
		September 30	September 30
	2008	2007	2008	2007
INTEREST INCOME
Loans	$13,554	$16,772	$41,901	$49,139
Federal funds sold and deposits in banks	9	38	18	92
Investment securities
Taxable	3,894	3,855	13,780	9,224
Non-taxable	67	164	275	512

Total interest income	17,524	20,829	55,974	58,967

INTEREST EXPENSE
Deposits	5,943	8,552	18,367	23,499
Federal funds purchased	66	16	425	18
Securities sold under agreement to repurchase	73	386	477	1,216
Other borrowings	943	1,198	3,673	3,256
Junior subordinated debentures	387	433	1,166	1,433

Total interest expense	7,412	10,585	24,108	29,422

Net interest income	10,112	10,244	31,866	29,545

PROVISION FOR CREDIT LOSSES	10,378	375	15,278	1,125

Net interest income (loss) after provision for
credit losses	(266)	9,869	16,588	28,420

NON-INTEREST INCOME
Service charges on deposit accounts	1,101	1,040	3,204	2,995
Origination fees and net gains on sales of loans	1,059	376	3,511	1,241
Net gain / (loss) on sale of securities	(489)	-	290	139
Change in market value of junior subordinated	1,417	821	2,030	1,029
debentures
Other non-interest income	879	873	2,397	2,536

Total non-interest income	3,967	3,110	11,432	7,940

NON-INTEREST EXPENSES
Salaries and employee benefits	2,729	4,444	12,424	12,238
Occupancy	711	539	2,171	1,999
Equipment	682	714	1,971	1,546
Amortization of intangible assets	72	72	215	215
Other non-interest expense	42,517	2,448	47,144	6,526

Total non-interest expenses	46,711	8,217	63,925	22,524

Income (loss) before provision for income
taxes	(43,010)	4,762	(35,905)	13,836

PROVISION FOR INCOME TAX BENEFIT	(15,270)	1,565	(13,100)	4,275

NET INCOME/(LOSS)	$ (27,740)	$3,197	$ (22,805)	$9,561

EARNINGS (LOSS) PER SHARE
Basic	$(3.83)	$0.45	$(3.15)	$1.34
Diluted	$(3.83)	$0.44	$(3.15)	$1.31
Weighted average shares outstanding, basic	7,286,903	7,161,814	7,242,821	7,158,156
Weighted average shares outstanding, diluted	7,286,903	7,283,901	7,242,821	7,284,476